As filed with the Securities and Exchange Commission on June 21, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

Texas	72-1121985
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5718 Westheimer Road, Suite 700

Houston, Texas 77057

(713) 626-8525

(Address including zip code, telephone number, including area code, of registrant’s principal executive offices)

W&T Offshore, Inc. 2023 Incentive Compensation Plan

(Full title of the plan)

Jonathan Curth

Executive Vice President, General Counsel and Corporate Secretary

5718 Westheimer Road, Suite 700

Houston, Texas 77057

(713) 626-8525

(Name, address including zip code, telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Michael W. Rigdon, P.C.

Billy Vranish

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On April 20, 2023, the Board of Directors of W&T Offshore, Inc. (the “Company”) approved the W&T Offshore, Inc. 2023 Incentive Compensation Plan (the “2023 Plan”), which was subsequently approved by the Company’s shareholders on June 16, 2023. The 2023 Plan authorizes for issuance 10,000,000 shares of the Company’s common stock, par value $0.00001 per share (“Common Stock”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants of the 2023 Plan as specified by Rule 428(b)(l) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed (or will be filed) by the Company with the Commission, are incorporated by reference in this Registration Statement:

(1)        The Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”), filed with the Commission on March 8, 2023, and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the Commission on May 10, 2023;

(2)        The Company’s Current Reports on Form 8-K filed with the Commission on January 30, 2023 (Items 1.01, 1.02, 2.03 and the exhibits related thereto filed and not furnished pursuant to Item 9.01 only), April 6, 2023 (Item 5.02 only), April 26, 2023 (Items 5.02 and 5.03 only), May 1, 2023 (Item 5.02 only), May 19, 2023, and June 20, 2023; and

(3)        The description of the Common Stock included on the Company’s Form 8-A filed with the Commission on January 24, 2005, and any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate any information provided in these documents that is furnished (rather than filed) or is otherwise not deemed to be filed under applicable Commission rules.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Texas Business Organizations Code (the “TBOC”) permits a corporation to indemnify a director who was, is or is threatened to be made a respondent in a proceeding if such person (i) acted in good faith, (ii) reasonably believed (a) in the case of conduct in the person’s official capacity, that the person’s conduct was in the company’s best interests, and (b) in any other case, that the person’s conduct was not opposed to the company’s best interests and (iii) in the case of a criminal proceeding, did not have a reasonable cause to believe the person’s conduct was unlawful. The TBOC further permits a corporation to restrict the circumstances under which the company must or may indemnify or may advance expenses to a person in its governing documents. The Company’s Second Amended and Restated Articles of Incorporation provides that, to the fullest extent permitted by applicable law, no director of the Company shall be liable to the Company or its shareholders for monetary damages for an act or omission in the director’s capacity as director, except for (i) a breach of a director’s duty of loyalty to the Company or its shareholders, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office, (iv) an act or omission for which the liability of a director is expressly provided for by statute or (v) an act related to an unlawful stock repurchase or payment of a dividend.

Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be made a respondent in a proceeding only if a determination is made by (i) a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether the directors who are disinterested and independent constitute a quorum, (ii) a majority vote of a committee of the board of directors of the company if the committee (a) is designated by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether the directors who are disinterested and independent constitute a quorum, and (b) is composed solely of one or more directors who are disinterested and independent, (iii) special legal counsel selected by the board of directors of the company or selected by a committee of the board of directors, by vote in accordance with (i) or (ii), (iv) the shareholders of the company in a vote that excludes the shares held by each director who is not disinterested and independent or (v) a unanimous vote of the shareholders of the company.

Section 8.104 of the TBOC provides that the corporation may pay or reimburse reasonable expenses incurred by a present director who was, is, or is threatened to be made a respondent in a proceeding in advance of the final disposition of the proceeding after the enterprise receives (i) a written affirmation by the person of the person's good faith belief that the person has met the standard of conduct necessary for indemnification and (ii) a written undertaking by or on behalf of the person to repay the amount paid or reimbursed if the final determination is that the person has not met that standard or that indemnification is prohibited by Section 8.102.

Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent, as provided by (i) the corporation’s governing documents, (ii) general or specific action by the corporation’s board of directors, (iii) resolution of the company’s shareholders, (iv) contract or (v) common law. Section 8.105 also provides that a corporation may pay or reimburse, in advance of the final disposition of a proceeding and on terms the company considers appropriate, reasonable expenses incurred by (i) a former director who was, is, or is threatened to be made a respondent in the proceeding or (ii) a present or former employee, agent, or officer who is not a director of the company and who was, is, or threatened to be made a respondent in the proceeding.

Under Article VIII of the Company’s Second Amended and Restated Articles of Incorporation and Section 6.1 of the Company’s Fourth Amended and Restated Bylaws, the Company will indemnify its directors and officers to the fullest extent permitted by law from and against any and all losses, claims and expenses of any nature in which the director or officer may be involved or threatened to be involved, as a party or otherwise, arising out of or incidental to the business or activities of or relating to the Company regardless of whether the director or officer continues to be a director or officer at the time any such liability or expense is paid or incurred.

The Company has entered into indemnification agreements with its directors and certain of its officers. These agreements provide that the Company will indemnify and hold harmless the indemnitee against all expense, liability, and loss incurred in connection with any threatened, pending, or completed action to which the indemnitee was, is or is threatened to be made a party by reason of the fact that the indemnitee is or was serving as a director or officer to the fullest extent permitted by then applicable law.

Section 3.5 of the 2023 Plan provides that each current and former officer or employee of the Company or any of its affiliates and member or former member of the Company’s board of directors or committee thereof authorized to administer the 2023 Plan shall be indemnified and held harmless by the Company against any cost or expense or liability, and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the 2023 Plan, except to the extent arising out of such officer’s, employee’s, member’s, or former member’s own fraud or bad faith.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	W&T Offshore, Inc. 2023 Incentive Compensation Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed June 20, 2023).

4.2	Second Amended and Restated Articles of Incorporation of W&T Offshore, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed June 20, 2023).

4.3	Fourth Amended and Restated Bylaws of W&T Offshore, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed April 26, 2023).

5.1*	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Netherland, Sewell & Associates, Inc., Independent Petroleum Engineers and Geologists.

23.3*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included in the signature page to this Registration Statement).

107*	Filing Fee Table

*Filed herewith.

Item 9. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 21st day of June, 2023.

W&T OFFSHORE, INC.

By:	/s/ Jonathan Curth
Name: Jonathan Curth
Title: Executive Vice President, General Counsel and Corporate Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tracy W. Krohn and Jonathan Curth, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to file and sign any and all amendments (including post-effective amendments) and additions to this registration statement, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

[Signature Page Follows]

Signature	Title	Date

/s/ Tracy W. Krohn	Chair, Chief Executive Officer, President and Director	June 21, 2023
Tracy W. Krohn	(Principal Executive Officer)

/s/ Bart P. Hartman III	Vice President, Interim Chief Financial Officer and Chief Accounting Officer	June 21, 2023
Bart P. Hartman III	(Principal Financial Officer and Principal Accounting Officer)

/s/ Virginia Boulet	Director	June 21, 2023
Virginia Boulet

/s/ Daniel O. Conwill IV	Director	June 21, 2023
Daniel O. Conwill IV

/s/ B. Frank Stanley	Director	June 21, 2023
B. Frank Stanley

/s/ Nancy Chang	Director	June 21, 2023
Nancy Chang